Exhibit 99.1

Calgary, April 29, 2016

Imperial reports $101 million loss in first quarter of 2016

•	Production up 26 percent, liquids at record 399,000 barrels per day
•	Upstream unit cash costs reduced by 25 percent
•	Sale of company-owned retail stations proceeding for $2.8 billion

	First quarter
(millions of dollars, unless noted)	2016	2015	%

Net income (loss) (U.S. GAAP)	(101)	421	(124)
Net income (loss) per common share – assuming dilution (dollars)	(0.12)	0.50	(124)
Capital and exploration expenditures	408	1,050	(61)

In what continues to be a challenging business environment, the company made significant progress on strategic priorities. Specifically, we delivered upstream production growth, achieving a quarterly record for liquids production, and we increased refinery throughput, maximizing the value of existing assets. We also announced the sale of our remaining company-owned retail sites, completing the conversion to a branded wholesaler operating model. The transactions, valued at $2.8 billion, are expected to close throughout the remainder of 2016, subject to regulatory approvals.

The company recorded an estimated loss of $101 million in the first quarter of 2016, or $0.12 per share, as compared with net income of $421 million, or $0.50 per share for the comparable period in 2015. Sharply lower global crude prices, last experienced more than a decade ago, drove the first quarter loss.

“Recognizing the uncertain market conditions, particularly in the upstream, our focus remains on what we can control,” said Rich Kruger, chairman, president and chief executive officer. “Our integrated business model and strong balance sheet continue to support resiliency throughout the commodity price cycle and ensure the company remains well positioned for the future.”

Imperial continues to reduce cash operating costs and increase selectivity of capital expenditures. Upstream unit cash costs were reduced by 25 percent, compared to the first quarter of 2015, reflecting ongoing efforts to lower expenses while growing production and improving reliability. Capital expenditures were also down significantly versus 2015, associated with the successful completion of upstream growth projects and increased scrutiny of all discretionary investments.

Imperial’s high-quality asset base, disciplined investment and cost management, and focus on operational excellence enable it to create long-term shareholder value despite near-term market conditions.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil and natural gas, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

  First quarter highlights

•	Net loss of $101 million or $0.12 per share on a diluted basis, down from net income of $421 million or $0.50 per share in the first quarter of 2015.

•	Production averaged 421,000 gross oil-equivalent barrels per day, up 26 percent from 333,000 gross oil-equivalent barrels per day in the same period of 2015. The company achieved its highest-ever liquids production in the quarter.

•	Refinery throughput averaged 398,000 barrels per day, up from 393,000 barrels in the first quarter of 2015, due to a continued focus on reliability. Capacity utilization increased to 94 percent.

•	Petroleum product sales were 469,000 barrels per day, compared to 474,000 barrels per day in the first quarter of 2015. As we pursue growth in profitable Canadian markets, we continue to hold a leading market share in all product segments nationwide.

•	Cash generated from operating activities was $49 million, a decrease of $232 million from the first quarter of 2015, primarily due to lower earnings as a result of lower global crude prices.

•	Capital and exploration expenditures totalled $408 million, down $642 million from the first quarter of 2015, reflecting the successful completion of upstream growth projects, focus on capturing market related cost reductions and increased scrutiny of discretionary investments.

•	Kearl bitumen production averaged 194,000 barrels per day in the quarter (138,000 barrels Imperial’s share), more than double the 95,000 barrels per day in the first quarter of 2015 (67,000 barrels Imperial’s share). Total production was down 4 percent from the fourth quarter of 2015 as a result of maintenance activities. Since start-up, Kearl diluted bitumen continues to be broadly marketed and now has been processed at more than 35 refineries.

•	Cold Lake bitumen production averaged 165,000 barrels per day in the quarter, up from 152,000 barrels per day in the same quarter of 2015, as increased production from Nabiye was partially offset by cycle timing in the base operation.

•	Syncrude production averaged 80,000 barrels per day in the first quarter (Imperial’s share), up from 73,000 barrels per day in the same period of 2015. Syncrude’s performance was underpinned by continued efforts to improve asset reliability. In early April, Syncrude started a planned six-week maintenance turnaround on one of its three coker facilities.

•	Cold Lake expansion project seeks regulatory approval. The proposed 50,000 barrels per day in-situ facility will use proprietary solvent-assisted, steam-assisted gravity drainage (SA-SAGD) technology to develop bitumen resource on the existing Cold Lake lease. The technology, successfully piloted since 2010, is expected to reduce greenhouse gas emissions by 25 percent compared to existing SAGD methods. A similar reduction in water use is also expected. Subject to timely regulatory approvals and favourable business conditions, construction could start as early as 2019, with production commencing as early as 2022. No final investment decision has been made at this time.

•	Esso-branded distributors to purchase remaining company-owned retail sites for $2.8 billion. Five existing distributors signed agreements to assume ownership and operation of the remaining 497 Imperial-owned stations. Imperial will continue to invest in growth of the Esso brand through fuel product innovation, marketing and loyalty programs. Once complete, the entire network of more than 1,700 Esso-branded sites will operate under the branded wholesaler distribution model. The transactions are expected to close throughout 2016, subject to regulatory approvals.

•	Esso Medals and Certificates of Achievement program recognizes 300,000 minor hockey players who set an example of sportsmanship on and off the ice. This year, more than 350,000 Esso fuel discount cards were given to families at Hockey Canada events. In January, Imperial sponsored Calgary Hockey and Esso Minor Hockey Week, the largest minor hockey tournament in the world, for the 37th consecutive year.

First quarter 2016 vs. first quarter 2015

The company’s net loss for the first quarter of 2016 was $101 million or $0.12 per share on a diluted basis, compared to net income of $421 million or $0.50 per share for the same period last year.

Upstream recorded a net loss in the first quarter of $448 million, compared to a net loss of $189 million in the same period of 2015. Results in the first quarter of 2016 reflected lower realizations of about $355 million, partially offset by the impact of a weaker Canadian dollar of about $70 million.

West Texas Intermediate (WTI) averaged US$33.63 per barrel in the first quarter of 2016, down from US$48.57 per barrel in the same quarter of 2015. Western Canada Select (WCS) averaged US$19.30 per barrel and US$33.88 per barrel respectively for the same periods. The WTI / WCS differential widened to 43 percent in the first quarter of 2016 as global surplus crude barrels cleared in the U.S. Gulf Coast.

During the first quarter of 2016, the Canadian dollar weakened relative to the U.S. dollar largely reflecting lower crude oil prices. The Canadian dollar averaged US$0.73 in the first quarter of 2016, a decrease of US$0.08 from the first quarter of 2015.

The company’s average Canadian dollar realizations for bitumen and synthetic crudes declined essentially in line with the North American benchmarks, adjusted for changes in the exchange rate and transportation costs. Bitumen realizations averaged $11.92 per barrel for the first quarter of 2016, a decrease of $15.48 per barrel versus the first quarter of 2015. Synthetic crude realizations averaged $46.32 per barrel, a decrease of $9.49 per barrel for the same period of 2015.

Gross production of Kearl bitumen averaged 194,000 barrels per day in the first quarter (138,000 barrels Imperial’s share) up from 95,000 barrels per day (67,000 barrels Imperial’s share) during the first quarter of 2015, reflecting the start-up of the Kearl expansion project and continued improvement in reliability of the initial development.

Gross production of Cold Lake bitumen averaged 165,000 barrels per day in the first quarter, up from 152,000 barrels in the same period last year. Incremental volumes from Nabiye offset cycle timing in the base operation.

The company’s share of gross production from Syncrude averaged 80,000 barrels per day, up from 73,000 barrels in the first quarter of 2015, reflecting improved reliability of the operations.

Downstream net income was $320 million in the first quarter, compared to $565 million in the same period of 2015. Earnings decreased mainly due to lower refinery margins of about $395 million, partially offset by the favourable impact of a weaker Canadian dollar of about $120 million.

Refinery throughput averaged 398,000 barrels per day, up from 393,000 barrels in the first quarter of 2015, due to a continued focus on reliability. Capacity utilization increased to 94 percent.

Petroleum product sales were 469,000 barrels per day, compared to 474,000 barrels per day in the first quarter of 2015.

Chemical net income was $49 million in the first quarter, compared to $66 million in the same quarter of 2015. The decrease was due to lower margins.

Net income effects from Corporate and Other were negative $22 million in the first quarter, compared to negative $21 million in the same period of 2015.

First quarter 2016 vs. first quarter 2015 (continued)

Cash flow generated from operating activities was $49 million in the first quarter, compared with $281 million in the corresponding period in 2015, reflecting lower earnings as a result of a decrease in global crude prices.

Investing activities used net cash of $358 million in the first quarter, compared with $1,002 million in the same period of 2015, reflecting the decline in additions to property, plant and equipment.

Cash from financing activities was $261 million in the first quarter, compared with cash from financing activities of $566 million in the first quarter of 2015. Dividends paid in the first quarter of 2016 were $119 million. The per-share dividend paid in the first quarter was $0.14, up from $0.13 in the same period of 2015.

The company’s cash balance was $155 million at March 31, 2016, versus $60 million at the end of the first quarter of 2015.

Key financial and operating data follow.

Forward-Looking Statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Actual future financial and operating results, including demand growth and energy source mix; production growth and mix; project plans, dates, costs and capacities; production rates; production life and resource recoveries; cost savings; product sales; financing sources; and capital and environmental expenditures could differ materially depending on a number of factors, such as changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products and resulting price impacts; availability and allocation of capital; currency exchange rates; political or regulatory events; project schedules; commercial negotiations; the receipt, in a timely manner, of regulatory and third-party approvals; unanticipated operational disruptions; unexpected technological developments; and other factors discussed in this report and Item 1A of Imperial’s most recent Form 10-K. Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

Attachment I

IMPERIAL OIL LIMITED

FIRST QUARTER 2016

	Three Months

millions of Canadian dollars, unless noted	2016	2015

Net Income (loss) (U.S. GAAP)
Total revenues and other income	5,222	6,203
Total expenses	5,371	5,642
Income (loss) before income taxes	(149)	561
Income taxes	(48)	140
Net income (loss)	(101)	421

Net income (loss) per common share (dollars)	(0.12)	0.50
Net income (loss) per common share - assuming dilution (dollars)	(0.12)	0.50

Other Financial Data
Federal excise tax included in operating revenues	388	377

Gain (loss) on asset sales, after tax	24	23

Total assets at March 31	43,185	41,608

Total debt at March 31	8,895	7,548
Interest coverage ratio - earnings basis
(times covered)	12.0	51.7

Other long-term obligations at March 31	3,475	3,784

Shareholders’ equity at March 31	23,346	22,707
Capital employed at March 31	32,259	30,276
Return on average capital employed (a)
(percent)	2.0	11.3

Dividends declared on common stock
Total	119	110
Per common share (dollars)	0.14	0.13

Millions of common shares outstanding
At March 31	847.6	847.6
Average - assuming dilution	850.4	850.5

(a)	Return on capital employed is net income excluding after-tax cost of financing divided by the average rolling four quarters’ capital employed.

Attachment II

IMPERIAL OIL LIMITED

FIRST QUARTER 2016

	Three Months

millions of Canadian dollars	2016	2015

Total cash and cash equivalents at period end	155	60

Net income (loss)	(101)	421
Adjustments for non-cash items:
Depreciation and depletion	424	317
(Gain) loss on asset sales	(30)	(26)
Deferred income taxes and other	(82)	18
Changes in operating assets and liabilities	(162)	(449)
Cash flows from (used in) operating activities	49	281

Cash flows from (used in) investing activities	(358)	(1,002)
Proceeds associated with asset sales	33	25

Cash flows from (used in) financing activities	261	566

Attachment III

IMPERIAL OIL LIMITED

FIRST QUARTER 2016

	Three Months

millions of Canadian dollars	2016	2015

Net income (loss) (U.S. GAAP)
Upstream	(448)	(189)
Downstream	320	565
Chemical	49	66
Corporate and other	(22)	(21)
Net income (loss)	(101)	421

Revenues and other income
Upstream	1,478	1,812
Downstream	4,194	4,955
Chemical	298	349
Eliminations / Other	(748)	(913)
Total	5,222	6,203

Purchases of crude oil and products
Upstream	818	838
Downstream	2,757	3,195
Chemical	159	182
Eliminations	(748)	(910)
Purchases of crude oil and products	2,986	3,305

Production and manufacturing expenses
Upstream	909	950
Downstream	315	356
Chemical	47	53
Eliminations	–	–
Production and manufacturing expenses	1,271	1,359

Capital and exploration expenditures
Upstream	346	890
Downstream	43	125
Chemical	6	12
Corporate and other	13	23
Capital and exploration expenditures	408	1,050

Exploration expenses charged to income included above	17	17

Attachment IV

IMPERIAL OIL LIMITED

FIRST QUARTER 2016

Operating statistics	Three Months
	2016	2015

Gross crude oil and Natural Gas Liquids (NGL) production
(thousands of barrels per day)
Cold Lake	165	152
Kearl	138	67
Syncrude	80	73
Conventional	14	15
Total crude oil production	397	307
NGLs available for sale	2	2
Total crude oil and NGL production	399	309

Gross natural gas production (millions of cubic feet per day)	129	146

Gross oil-equivalent production (a)
(thousands of oil-equivalent barrels per day)	421	333

Net crude oil and NGL production (thousands of barrels per day)
Cold Lake	145	139
Kearl	136	66
Syncrude	80	69
Conventional	13	15
Total crude oil production	374	289
NGLs available for sale	1	1
Total crude oil and NGL production	375	290

Net natural gas production (millions of cubic feet per day)	126	143

Net oil-equivalent production (a)
(thousands of oil-equivalent barrels per day)	396	314

Cold Lake blend sales (thousands of barrels per day)	221	207
Kearl blend sales (thousands of barrels per day)	179	82
NGL sales (thousands of barrels per day)	5	6

Average realizations (Canadian dollars)
Bitumen realizations (per barrel)	11.92	27.40
Synthetic oil realizations (per barrel)	46.32	55.81
Conventional crude oil realizations (per barrel)	24.47	27.21
NGL realizations (per barrel)	14.49	25.12
Natural gas realizations (per thousand cubic feet)	2.39	3.15

Refinery throughput (thousands of barrels per day)	398	393
Refinery capacity utilization (percent)	94	93

Petroleum product sales (thousands of barrels per day)
Gasolines (Mogas)	246	234
Heating, diesel and jet fuels (Distillates)	171	187
Heavy fuel oils (HFO)	17	19
Lube oils and other products (Other)	35	34
Net petroleum products sales	469	474

Petrochemical sales (thousands of tonnes)	230	225

(a)	Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.

Attachment V

IMPERIAL OIL LIMITED

FIRST QUARTER 2016

	Net income (loss) (U.S. GAAP) (millions of Canadian dollars)	Net income (loss) per common share - diluted (dollars)

2012
First Quarter	1,015	1.19
Second Quarter	635	0.75
Third Quarter	1,040	1.22
Fourth Quarter	1,076	1.26
Year	3,766	4.42

2013
First Quarter	798	0.94
Second Quarter	327	0.38
Third Quarter	647	0.76
Fourth Quarter	1,056	1.24
Year	2,828	3.32

2014
First Quarter	946	1.11
Second Quarter	1,232	1.45
Third Quarter	936	1.10
Fourth Quarter	671	0.79
Year	3,785	4.45

2015
First Quarter	421	0.50
Second Quarter	120	0.14
Third Quarter	479	0.56
Fourth Quarter	102	0.12
Year	1,122	1.32

2016
First Quarter	(101)	(0.12)